Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of International Flavors & Fragrances Inc. of our report dated June 14, 2018 relating to the financial statements of Frutarom Industries Ltd., which appears in International Flavors & Fragrances Inc.’s Current Report on Form 8-K dated August 3, 2018. We also consent to the references to us under the headings “Experts” and “Independent Accountants” in such Registration Statement.

Haifa, Israel	/s/ Kesselman & Kesselman

December 31, 2020	Certified Public Accountants (Isr.)

A member of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Building 25, MATAM, P.O BOX 15084 Haifa, 3190500, Israel

  Telephone: +972 -4- 8605000, Fax:+972 -4- 8605001, www.pwc.com/il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity